Exhibit 15.1

April 29, 2025

Securities and Exchange Commission

Division of Corporate Finance 100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read Item 16F of the Annual Report on Form 20-F dated April 29, 2025, of SK Telecom Co., Ltd. and are in agreement with the statements concerning Ernst & Young Han Young contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young Han Young

Seoul, the Republic of Korea